Exhibit No. EX-99.16.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated October 30, 2009, relating to the financial statements and financial highlights of Trust for Professional Managers, including Akros Absolute Return Fund (the “Fund”), included in the Fund’s Annual Report on Form N-CSR of Trust for Professional Managers for the year ended August 31, 2009, and to the references to us under the headings, “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Proxy Statement/Prospectus. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus dated December 29, 2009, and “Independent Registered Public Accounting Firm” in the Statements of Additional Information dated December 20, 2009, which are also incorporated by reference in this Registration Statement.

/s/Deloitte & Touche LLP
Milwaukee, Wisconsin
July 23, 2010